AMENDMENT TO THE
ADVISORS SERIES TRUST
FUND ADMINISTRATION SERVICING AGREEMENT

THIS AMENDMENT dated as of the 2nd day of June, 2011, to the Fund Administration Servicing Agreement, dated as of June 8, 2006, as amended (the “Agreement”), is entered into by and between Advisors Series Trust, a Delaware statutory trust (the “Trust”) and U.S. Bancorp Fund Services, LLC, a Wisconsin limited liability company (“USBFS”).

RECITALS

WHEREAS, the parties have entered into a Fund Administration Servicing Agreement; and

WHEREAS, the parties desire to amend the series of the Trust to add funds; and

WHEREAS, Section 10 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree to amend the exhibits and add the following series to the Advisor Series Trust:

Exhibit AA, Fort Pitt Capital Total Return Fund, is hereby added to the Agreement and attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

ADVISORS SERIES TRUST	U.S. BANCORP FUND SERVICES, LLC

By: /s/ Douglas G. Hess	By: /s/ Michael R. McVoy

Printed Name: Douglas G. Hess	Printed Name: Michael R. McVoy

Title: President	Title: Executive Vice President

Exhibit AA to the Advisors Series Trust Fund Administration Servicing Agreement
Name of Series	Date Added
Fort Pitt Capital Total Return Fund	on or after June 2, 2011

FUND ACCOUNTING, FUND ADMINISTRATION AND PORTFOLIO COMPLIANCE, AND CHIEF COMPLIANCE OFFICER (CCO) SERVICES at June, 2011
Domestic Funds
Annual Fee Based Upon Market Value Per Fund*
♦ [  ] basis points on the first $[  ]
♦ [  ] basis points on the next $[  ]
♦ [  ] basis points on the balance
♦ Minimum annual fee:  $[  ] first fund,
♦ $[  ] per fund thereafter
Fund Administration Out-of-pocket Costs
Plus out-of-pocket expenses, but not limited to:
• Postage, Stationery
• Programming, Special Reports
• Compliance Systems Costs
• Proxies, Insurance
• EDGAR filing
• Retention of records
• Federal and state regulatory filing fees
• Certain insurance premiums
• Expenses from board of directors meetings
• Auditing and legal expenses
• Blue Sky conversion expenses (if necessary)
• All other out-of-pocket expenses
Fund Accounting Out-of-pocket Costs
Plus out-of-pocket expenses, including pricing, corporate action, and factor services:
• $[  ]  Domestic and Canadian Equities
• $[  ]  Options
• $[  ]  Corp/Gov/Agency Bonds
• $[  ]  CMO’s
• $[  ]  International Equities and Bonds
• $[  ]  Municipal Bonds
• $[  ]  Money Market Instruments
• $[  ] /fund/month - Mutual Fund Pricing
• $[  ] /equity Security/Month Corporate Actions

• $[  ] /month Manual Security Pricing (>[  ]/day)
• Factor Services (BondBuyer)
• $[  ] /CMO/month
• $[  ]  /Mortgage Backed/month
• $[  ] /month Minimum Per Fund Group
• Fair Value Services (FT Interactive)
• $[  ] on the first [  ] securities per day
• $[  ] on the balance of securities per day

Fund CCO Services - $[  ] per year

Multiple Classes – Add the following for each class beyond the first class:
• [  ] basis point at each level
• $[  ] per class minimum
Priced Separately:
• Master/Feeder Funds

Multiple Manager Funds*
Additional base fee:
$[  ] per manager/sub-advisor per fund

Conversion and extraordinary services quoted separately.

NOTE – All schedules subject to change depending upon the use of derivatives – options, futures, short sales, etc.

Fee are billed monthly.
* Annual fee
* Subject to CPI increase, Milwaukee MSA.

Advisor’s Signature below acknowledges approval of the fee schedule on this Exhibit AA.
Fort Pitt Capital Group, Inc.

By:  /s/ Charles A. Smith

Printed Name:  Charles A. Smith                      Title:  Treasurer

Date:  7/15/2011